Exhibit 5.1

November 25, 2008

ConAgra Foods, Inc.

One ConAgra Drive

Omaha, Nebraska 68102-5001

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

ConAgra Foods, Inc., a Delaware corporation (the “Company”), proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), a Registration Statement on Form S-3 (the “Registration Statement”) covering up to $4,000,000,000 aggregate maximum offering price of the Company’s (i) common stock, par value $5.00 per share (the “Common Stock”), (ii) preferred stock, in one or more classes or series thereof (the “Preferred Stock”), and (iii) debt securities to be issued pursuant to the applicable indentures (the “Indentures”), which appear as exhibits to the Registration Statement (the “Debt Securities”), each of which is described in the Registration Statement. The Common Stock, Preferred Stock, and Debt Securities are sometimes referred to herein collectively as the “Securities.”

In connection with the foregoing, we have examined corporate records of the Company and such other documents and materials as we considered relevant to the opinions set forth below, and have made such investigation of matters of law and fact as we have considered appropriate.

Based on the foregoing, we are of the opinion that:

1. When the terms of the issuance and sale of the Common Stock have been duly authorized by the Company and the Common Stock has been duly issued and sold against payment of the purchase price therefor in an amount not less than the par value thereof and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, the Common Stock will be legally issued, fully paid, and non-assessable.

2. When the terms of the issuance and sale of the Preferred Stock, and any classes or series thereof, have been duly authorized by the Company, appropriate certificates of designations to the Company’s certificate of incorporation relating to such Preferred Stock have been duly authorized and adopted and filed with the Secretary of State of the State of Delaware, and the Preferred Stock has been duly issued and sold against payment of the purchase price therefor in an amount not less than the par value thereof and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, the Preferred Stock will be legally issued, fully paid, and non-assessable.

3. When the terms of the Debt Securities and their issuance and sale have been duly authorized by the Company and duly established in conformity with the applicable Indentures, and the Debt Securities have been duly executed, authenticated and delivered in accordance with the applicable Indentures against payment of the purchase price therefor and issued and sold as contemplated in the Registration Statement and any applicable prospectus supplement relating thereto, the Debt Securities will constitute legally issued, valid and binding obligations of the Company.

The opinions set forth above are subject to the following qualifications and exceptions:

(a) Our opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors’ rights, (ii) the effect of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law), and (iii) insofar as they relate to indemnification provisions, the effect of federal and state securities laws and public policy relating thereto.

(b) In rendering the opinions set forth above, we have assumed that, at the time of delivery of the Securities, any authorization provided by the Company and referred to above will not have been modified or rescinded, there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Securities, the Registration Statement will have become effective and will continue to be effective, none of the particular terms of the Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any law, agreement or instrument then binding upon the Company or any order or decree of any court or governmental body having jurisdiction over the Company.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of Securities. We are opining herein as to the laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws, or as to any other matters of municipal laws or the laws of any local agencies within any state.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the section entitled “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

McGRATH NORTH MULLIN & KRATZ, PC LLO

/s/ McGrath North Mullin & Kratz, PC LLO